EXHIBIT 10.9
AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 14, 2006, is made and entered into by and between Catalyst Pharmaceutical Partners, Inc., a Florida corporation (“Parent”) and Catalyst Pharmaceutical Partners, Inc., a Delaware corporation (“Subsidiary”).
RECITALS
1.	Parent is a corporation organized and existing under the laws of the State of Florida.

2.	Subsidiary is a corporation organized and existing under the laws of the State of Delaware.

3.	Parent and Subsidiary and their respective boards of directors deem it advisable and in the best interest of both corporations and their respective stockholders to merge Parent with and into Subsidiary pursuant to the provisions of the Florida Business Corporation Act (the “FBCA”) and the Delaware General Corporation law (the “DGCL”), upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereunto agree that the Parent shall be merged with and into Subsidiary (the “Merger”) upon the terms and conditions hereinafter set forth.
Article 1. PRINCIPAL TERMS OF THE MERGER
     Section 1.1. Merger. At the Effective Time (as defined in Section 4.1 hereof), Parent shall be merged with and into Subsidiary, the separate existence of Parent shall cease and Subsidiary (following the Merger referred to as the “Surviving Corporation”) shall operate under the name “Catalyst Pharmaceutical Partners, Inc.” by virtue of, and shall be governed by, the law of the state of Delaware. The address of the registered office of the Surviving Corporation in the State of Delaware shall be the registered office in Delaware of the Subsidiary.
     Section 1.2. Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Subsidiary as in effect at the Effective Time hereof without change unless and until amended in accordance with its terms and with applicable law.
     Section 1.3. Bylaws of the Surviving Corporation. The Bylaws of the Surviving Corporation shall be the Bylaws of the Subsidiary in effect at the Effective Time without change unless and until amended or repealed in accordance with its terms and with applicable law.
     Section 1.4. Directors and Officers. At the Effective Time of the Merger, the directors and officers of the Subsidiary in office at the Effective Time of the Merger shall become the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and

Bylaws of the Surviving Corporation and the DGCL, until his or her successor is duly elected or appointed and qualified.
Article 2. CONVERSION, CERTIFICATES AND PLANS
     Section 2.1. Conversion of Shares. At the Effective Time of the Merger: (i) each share of the Parent’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger, be converted into the right to receive one validly issued, fully paid and nonassessable share of the Surviving Corporation’s Common Stock, $0.001 per value per share, (ii) each share of the Parent’s Series A Preferred Stock and Series B Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger, be converted into the right to receive one validly issued and fully paid and nonassessable shares of the Surviving Corporation’s Series A Preferred Stock and Series B Preferred Stock, as the case may be, and (iii) each Common Stock purchase option to purchase shares of the Parent’ common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger, be converted into the right to receive a Common Stock purchase option to purchase shares of the Surviving Corporation’s Common Stock. Additionally, each share of the Subsidiary’s common stock issued and outstanding immediately prior to the Effective Time of the Merger and held by the Parent shall be canceled without any consideration being issued or paid therefor.
     Section 2.2. Stock Certificates. At the Effective Time of the Merger, each certificate theretofore representing issued and outstanding shares of the Parent’s Common Stock, Series A Preferred Stock and Series B Preferred Stock will be exchanged for a certificate representing the same number of shares of the Surviving Corporation’s Common Stock, Series A Preferred Stock and Series B Preferred Stock.
     Section 2.3. Employee Benefit and Compensation Plans. At the Effective Time of the Merger, each employee benefit plan, incentive compensation plan and other similar plans to which the Parent is then a party shall be assumed by, and continue to be the plan of, the Surviving Corporation. To the extent any employee benefit plan, incentive compensation plan or any other similar plan of the Parent provides for the issuance or purchase of, or otherwise relates to, the Parent’s capital stock, after the Effective Time of the Merger such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the same class and series of the Surviving Corporation’s stock.
     Section 2.4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Parent’s Common Stock, Series A Preferred Stock and Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time held by holders of shares who have properly demanded appraisal for such shares under Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”) shall not be converted under this Agreement; provided, however, that if, after the Effective Time, any such shareholder shall fail to perfect or effectively waive, withdraw, or lose such shareholders’ appraisal rights under the FBCA, such shareholder’s shares shall no longer be deemed to be Dissenting Shares for purposes of this Agreement and shall thereupon be converted at the Effective Time into shares of the Surviving

Corporation’s common stock, Series A Preferred Stock and Series B Preferred Stock, as the case may be, in accordance with Section 2.1 of this Agreement.
Article 3. TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES
     Section 3.1. Effects of the Merger. At the Effective Time of the Merger, the Merger shall have the effects specified in the FBCA, the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises, of a public as well as a private nature, and shall be subject to all of the restrictions, disabilities and duties of each of the parties to this Agreement, the rights, powers, and privileges of the Parent and the Subsidiary, and all property, real, personal, and mixed, and all debts due to each of them on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every interest shall thereafter be the property of the Surviving Corporation as they were of the respective constituent entities, and the title to any real estate whether by deed or otherwise vested in the Parent and the Subsidiary or either of them, shall not revert to be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.
     Section 3.2. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirably (a) to vest, perfect, or conform, of record or otherwise, in the Surviving Corporation, title and possession of any property right of the Parent acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise carry out the purposes of this Agreement, the Parent and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect, or conform title to and possession of such property or rights in the Surviving Corporation and otherwise carry out the purposes of this Agreement. The proper officers and directors of the Surviving Corporation are fully authorized in the name of the Parent to otherwise take any and all such action.
Article 4. APPROVAL BY SHAREHOLDERS OF PARENT; AMENDMENT; EFFECTIVE TIME
     Section 4.1. Approval. The Merger contemplated hereby is subject to the approval by the requisite vote of the shareholders of Parent in accordance with applicable Florida law. Similarly, the Merger is subject to approval by Parent as the sole stockholder of Subsidiary. As promptly as is practicable after approval of this Agreement by the shareholders of Parent and Subsidiary in accordance with applicable law, duly authorized officers of the respective parties shall make and execute Articles of Merger and a Certificate of Merger and shall cause such documents to be filed with the Secretary of State of Florida and the Secretary of State of

Delaware, respectively, in accordance with the laws of the States of Florida and Delaware. The effective time (“Effective Time”) of the Merger shall be the date and time on which the Merger becomes effective under the laws of Florida or the date and time on which the Merger becomes effective under the laws of Delaware, whichever occurs later.
     Section 4.2. Amendments. The Board of Directors of Parent and Subsidiary may amend this Agreement at any time prior to the Effective Time, provided that an amendment made subsequent to the approval of this Merger by the shareholders of the Parent shall not (1) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of the Parent’s Common Stock, Series A Preferred Stock or Series B Preferred Stock, (2) alter or change any term of the Certificate of Incorporation of the Subsidiary, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of the Parent’s Common Stock, Series A Preferred Stock or Series B Preferred Stock.
Article 5. MISCELLANEOUS
     Section 5.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the filing of this Agreement with the Secretary of State of Florida and the Secretary of State of Delaware, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of the Parent and the Subsidiary.
     Section 5.2. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.
     Section 5.3. Section Headings. The section headings are for the convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.
     Section 5.4. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the undersigned officers of each of the parties to this Agreement, pursuant to authority duly given by their respective boards of directors, have caused this Agreement to be duly executed on the date first set forth above.

CATALYST PHARMACEUTICAL PARTNERS, INC., a Florida corporation
By:	/s/ Patrick J. McEnany
	Name:	Patrick J. McEnany
	Title:	President and Chief Executive Officer

CATALYST PHARMACEUTICAL PARTNERS, INC., a Delaware corporation
By:	/s/ Patrick J. McEnany
	Name:	Patrick J. McEnany
	Title:	President and Chief Executive Officer